Exhibit 99

Contact:
Richard F. Latour
President and CEO
Tel: 781-994-4800

MICROFINANCIAL INCORPORATED ANNOUNCES

SECOND QUARTER 2005 RESULTS

Woburn, MA – July 27, 2005 -- MicroFinancial Incorporated (NYSE-MFI) a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the second quarter and the six months ended June 30, 2005.

The net loss for the quarter was $0.2 million, or ($0.02) per share based on 13,584,524 shares, compared to a loss of $5.9 million or ($0.45) per share based on 13,182,666 shares in the second quarter of 2004.

Revenue in the second quarter of 2005 was $10.2 million compared to $15.8 million in the second quarter of 2004. Revenue from leases was $1.1 million, rental income was $6.4 million, and other revenue components contributed $2.7 million for the quarter.

Total operating expenses for the quarter declined 59.3% to $10.4 million from $25.6 million in the second quarter of 2004, driven primarily by a lower provision for credit losses due to lower delinquent portfolio balances. The second quarter provision for credit losses decreased to $1.5 million from $14.2 million in the second quarter of 2004, while net charge-offs decreased to $2.3 million versus $19.7 million in the comparable period of 2004. Sequentially, amounts greater than 31 days delinquent on June 30, 2005 decreased to $21.6 million from $23.6 million on March 31, 2005. Selling, general and administrative expenses decreased 14.0% to $5.9 million from $6.8 million in the second quarter of last year. Interest expense declined 5.4% to $0.6 million, as a result of lower debt balances. Depreciation and amortization expense declined 37.4% to $2.5 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.

Cash received from customers for the quarter was $14.6 million compared to $22.5 million during the same period in 2004. Sequentially, cash and cash equivalents improved to $23.5 million at June 30, 2005, compared to $18.0 million at March 31, 2005.

Richard Latour, President and Chief Executive Officer said, "We increased our new vendor relationships significantly, which reflects our enhanced sales and marketing efforts and our new direct leasing program. Going forward, we’ll continue to focus on our plan to rebuild the origination business through TimePayment Corporation.”

As part of the Company’s new business development effort in the second quarter of 2005, 136 new vendors were approved, which represents a 103% increase from 67 new vendors in the first quarter and brings the total number approved since July 1, 2004 to 242. During the second quarter the Company sourced 951 applications, resulting in $1.5 million in lease originations, compared to 594 applications and $1.1 million in lease originations in the first quarter of 2005. This is an increase of 60% in applications and 33% in lease originations. Approximately 59% of the applications were processed utilizing the Company’s proprietary Internet-based credit approval system.

The net loss year to date ending June 30, 2005 was $2.9 million versus a net loss of $10.6 million for the same period last year. The net loss per share year to date was ($0.22) based on 13,420,592 shares.

Year to date revenues for the six months ended June 30, 2005 decreased 37.8% to $21.0 million compared to $33.8 million during the same period in 2004.

Total operating expenses for the six months ended June 30, 2005 declined 50.8% to $25.3 million versus $51.4 million for the same period last year. The provision for credit losses declined $20.3 million to $7.3 million year to date as compared to the same period last year. Selling, general and administrative expenses declined $1.9 million to $12.2 million and depreciation and amortization expenses declined 39.9% to $4.9 million. Interest expense declined 46.3% to $0.8 million year to date. Headcount at June 30, 2005 was 99, down from 120 for the same period last year. Year to date net charge-offs declined to $12.4 million as compared to $39.3 million for the same period last year. Year to date cash from customers was $30.7 million.

The Company recently announced that it will pay a dividend of $0.05 per share on August 15, 2005, to shareholders of record at the close of business on July 29, 2005. The dividend policy is subject to review by the Company’s Board of Directors on a quarterly basis.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,	June 30,
	2004	2005
ASSETS
Cash and cash equivalents	$9,709	$23,480
Net investment in leases and loans:
Receivables due in installments	59,679	36,227
Estimated residual value	9,502	6,142
Initial direct costs	453	195
Less:
Advance lease payments and deposits	(25)	(38)
Unearned income	(6,313)	(3,525)
Allowance for credit losses	(14,963)	(9,852)
Net investment in leases and loans	$48,333	$29,149
Investment in service contracts, net	4,777	3,003
Investment in rental contracts, net	1,785	2,827
Property and equipment, net	754	865
Other assets	2,412	1,905
Deferred income taxes	3,500	4,866
Total assets	$71,270	$66,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$34	$42
Subordinated notes payable	4,589	3,280
Capitalized lease obligations	41	-
Accounts payable	2,474	1,899
Other liabilities	2,039	2,152
Total liabilities	$9,177	$7,373
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at at December 31, 2004 and June 30, 2005	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
13,410,646 shares issued at December 31, 2004 and 13,712,988 shares at June 30, 2005	134	137
Additional paid-in capital	45,244	43,814
Retained earnings	19,186	14,966
Treasury stock, at cost (225,480 shares at December 31, 2004 and 15,501 shares at June 30, 2005)	(2,420)	(152)
Unearned compensation	(51)	(43)
Total stockholders' equity	$62,093	$58,722
Total liabilities and stockholders' equity	$71,270	$66,095

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended
	June 30,
	2004	2005

Revenues:
Income on financing leases and loans	$3,235	$1,103
Rental Income	8,165	6,431
Income on service contracts	1,563	938
Loss and damage waiver fees	1,035	751
Service fees and other	1,784	947
Total revenues	$15,782	$10,170

Expenses:
Selling, general and administrative	6,845	5,889
Provision for credit losses	14,181	1,484
Depreciation and amortization	3,936	2,465
Interest	611	578
Total expenses	25,573	10,416

Net loss before benefit for income taxes	(9,791)	(246)
Benefit for income taxes	(3,917)	(20)

Net loss	($5,874)	($226)

Net loss per common share - basic and diluted	($0.45)	($0.02)

Weighted-average shares used to compute:
Basic and diluted net loss per share	13,182,666	13,584,524

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the six months ended
	June 30,
	2004	2005

Revenues:
Income on financing leases and loans	$7,402	$2,611
Rental income	16,629	12,861
Income on service contracts	3,294	2,026
Loss and damage waiver fees	2,166	1,570
Service fees and other	4,299	1,963
Total revenues	33,790	21,031

Expenses:
Selling, general and administrative	14,124	12,238
Provision for credit losses	27,590	7,294
Depreciation and amortization	8,230	4,949
Interest	1,457	783
Total expenses	51,401	25,264

Net loss before benefit for income taxes	(17,611)	(4,233)
Benefit for income taxes	(7,045)	(1,342)

Net loss	($10,566)	($2,891)

Net loss per common share - basic and diluted	($0.80)	($0.22)

Weighted-average shares used to compute:
Basic and diluted net loss per share	13,182,666	13,420,592

About The Company

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," "views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. Statements relating to past dividend payments or the Company's current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.